Ramtron International Corporation
News Release
Nasdaq: RMTR

NEWS FOR RELEASE: 7/27/2010, 4pm ET	CONTACT: Lee Brown
(719) 481-7213
lee.brown@ramtron.com

RAMTRON REPORTS SECOND-QUARTER 2010
FINANCIAL RESULTS

Ramtron posts record revenue of $18.3 million on high demand; product revenue up 74% from 2Q2009

COLORADO SPRINGS, CO - July 27, 2010 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of ferroelectric-based low-power memory and integrated semiconductor products, today reported that total revenue grew 66% to $18.3 million for the second quarter of 2010, compared with $11.0 million for the same quarter last year.  Net income for the second quarter of 2010 was $357,000, or $0.01 per share, compared with a net loss of $302,000, or $(0.01) per share, for the second quarter of 2009. Second-quarter 2010 results included stock-based compensation expense of $409,000, and an income tax provision of $210,000. Product gross margin for the second quarter of 2010 was 49%, compared with 47% for the second quarter of 2009.

“Demand for Ramtron products remains strong across all regions and applications,” said Bill Staunton, Ramtron’s chief executive officer. “Our growth is primarily coming from increased demand for existing products as well as the conversion of recent customer designs into production programs for a broad range of applications. In addition, demand for our V-Family of F-RAM products, which are produced at our Texas Instruments foundry, is at an all time high after 18-months of vigorous design-in activity.”

Second-Quarter 2010 Highlights:

•	Product revenue grew 74% to $18.1 million, compared with $10.4 million for the second quarter of 2009.
•	Integrated product revenue was $3.7 million, or 20% of F-RAM product revenue, during the second quarter of 2010, compared with $2.7 million, or 26% of F-RAM revenue, for the second quarter of 2009.
•
High-density F-RAM sales, which are comprised of 1-megabit products and above, were $1.4 million, or 7% of F-RAM product revenue, for the second quarter of 2010, compared with $555,000, or 5% of F-RAM product revenue for the second quarter of 2009.

•
Ramtron announced the availability of a 1-megabit serial F-RAM memory device that has been qualified to AEC-Q100 Grade 3 standards. This rigorous automotive-grade qualification expands Ramtron’s portfolio of AEC-Q100 compliant memory products to 15 devices.

“We are making significant progress within our IBM foundry project,” Staunton continued. “We are in the midst of packaging our first engineering samples, which we are planning to deliver to customers within the next 30 days. On the product development front, MaxArias wireless memory products are now sampling broadly amid much enthusiasm from potential customers. Next up will be our ultra-low power F-RAM memory devices, which we expect to begin sampling early in the fourth quarter.”

“As a result of the continuing strength of our business, we are raising our total revenue outlook for the year to between $69 million and $73 million, up from our prior forecast of revenue between $60 million and $65 million. Due to a shift in some of our IBM foundry expenses and plans to make additional investments in product development during the second half of the year, we expect 2010 GAAP net income to increase modestly to between 2.5% to 3.5% of total revenue,” added Staunton.

Conference Call

Ramtron management’s teleconference today will be webcast live on the corporate website and management will also host a live question-and-answer session with institutional investors and research analysts.

How to Participate

Ramtron Second-quarter 2010 Results Teleconference
July 27, 2010 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link.  From this site, you can access the teleconference webcast, assuming that your computer system is configured properly.  A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at (706) 645-9291, code #83710209.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” among others. These statements include statements about Ramtron’s prospects for future growth and expected revenue and net income for full-year 2010. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for F-RAM products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’s foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2009, and quarterly reports on Form 10Q for 2010. SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

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(financial statements attached)

RAMTRON INTERNATIONAL CORPORATION
SECOND-QUARTER FINANCIAL HIGHLIGHTS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenue:
Product sales	$18,145	$10,410	$33,791	$20,613
License and development fees	179	179	358	358
Royalties	20	393	43	500
Customer-sponsored research and development	--	50	--	50
	18,344	11,032	34,192	21,521
Costs and expenses:
Cost of product sales	9,251	5,515	16,817	11,050
Research and development	4,285	2,291	7,809	4,973
Customer-sponsored research and development	--	60	--	60
Sales and marketing	2,244	1,897	4,292	3,700
General and administrative	1,868	1,455	3,673	2,969
Restructuring expense	--	327	--	787
Impairment charge	--	--	--	5,372
	17,648	11,545	32,591	28,911
Operating income (loss)	696	(513)	1,601	(7,390)

Interest expense, other	(174)	(80)	(329)	(165)
Other income (expense), net	45	143	(21)	186
Income (loss) before income tax benefit (provision)	567	(450)	1,251	(7,369)
Income tax benefit (provision)	(210)	148	(479)	655
Net income (loss)	$357	$(302)	$772	$(6,714)

Net income (loss) per common share:
Basic and diluted	$0.01	$(0.01)	$0.03	$(0.25)
Weighted average common shares outstanding:
Basic	27,072	26,840	27,034	26,840
Diluted	28,022	26,840	27,685	26,840

RAMTRON INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,559	$7,541
Accounts receivable, net	10,507	7,979
Deferred income taxes, net	340	294
Inventories	6,955	6,838
Other current assets	2,046	1,360
Total current assets	32,407	24,012

Property, plant and equipment, net	17,613	15,341
Intangible assets, net	2,751	2,800
Long-term deferred income taxes, net	4,993	5,499
Other assets	403	263
Total assets	$58,167	$47,915

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,892	$5,275
Accrued liabilities	2,420	1,759
Deferred revenue	645	645
Current portion of long-term debt	3,363	1,341
Total current liabilities	13,320	9,020

Long-term deferred revenue	248	564
Long-term debt	10,375	5,873
Total liabilities	23,943	15,457

Stockholders' equity	34,224	32,458
Total liabilities and stockholders' equity	$58,167	$47,915